UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 19, 2007

LCC International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7900 Westpark Drive, Suite A-315, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-873-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The provisions of the sixth paragraph of Item 5.02 of this Form 8-K are incorporated by reference in this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the "Board") of LCC International, Inc. (the "Company") accepted the resignation of Mr. Mark Ein, effective October 19, 2007. Mr. Ein was a Board Member since 1994 and most recently was Chairperson of the compensation committee and a member of the nominating and corporate governance committee. Mr. Ein tendered his resignation due to tight scheduling demands with his other business activities.

On October 25, 2007, the Company announced that, upon this resignation, the Board unanimously appointed a new independent board member, effective October 24th, 2007. Mr. Melvin L. Keating will serve on the Board and be a member of the audit committee and the compensation committee.

Mr. Keating currently serves as President and Chief Executive Officer of Alliance Semiconductor Corporation since October 2005. From April 2004 to September 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners, from 1997 to 2004, providing acquisition, investment target analysis and transactional advice while also serving on the Board of Directors and chairing the Audit Committee of Price Legacy, a public R.E.I.T. he created with Warburg’s investment. Mr. Keating also was President and Chief Executive Officer of Sunbelt Management Company, a private, European-owned real estate development firm, from 1995 to 1997. For nine years, Mr. Keating was Senior Vice President – Financial Administration of Olympia & York Companies/Reichmann International from 1986 to 1995, responsible for joint ventures, financial reporting and acquisitions. Mr. Keating holds a B.S. in Art History from Rutgers University and received his M.B.A. Finance and M.S. Accounting from The Wharton School of the University of Pennsylvania.

Mr. Keating also serves on the Board of Directors, and is Chairman of the Audit Committee, of Integrated Silicon Solutions, Inc., a fabless semiconductor company that designs and markets integrated circuits for the digital consumer electronics, networking, mobile communications and automotive electronics markets. He is also on the Board of Directors, and a member of the Audit Committee, of Kitty Hawk Inc., a holding company of freight services companies.

A copy of the press release issued by the Company to report the above described resignation and appointment is furnished as Exhibit 99.1.

The Company has entered into an agreement with Mr. Keating (the "Keating Agreement") pursuant to which the Company has agreed to compensate Mr. Keating for his services as director as follows: (i) an annual board retainer fee of $30,000, payable in four equal quarterly installments, in arrears, at each regular meeting of the Board; (ii) per meeting fees of $1,000 for each meeting of the Board or committee of the Board he attends, together with reimbursement of all reasonable out-of-pocket expenses he incurs in connection with his service; and (iii) an annual committee retainer fee of $2,000 for each Board committee on which he serves, with an additional annual retainer fee of $3,000 for any Board committee which he chairs. Mr. Keating is also eligible to receive options to purchase the Company’s Class A common stock in an annual amount of up to 10,000 shares as determined at the discretion of the Board of Directors and an initial grant upon joining the Board equal to a pro rata portion of 10,000 shares based on the time elapsed between the date Mr. Keating joins the Board and the date of the most recent annual meeting of the Board.. Based upon the foregoing, on October 24, 2007 , the Company granted Mr. Keating options to purchase 2,050 shares at an exercise price of $3.19 per share. A copy of the Keating Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company and Mr. Keating also entered into the Company’s standard form of Indemnity Agreement pursuant to which Mr. Keating shall be entitled to indemnification with respect to certain claims arising out of his service to the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Letter Agreement, dated September 29, 2007, between LCC
International, Inc. and Melvin L. Keating

Exhibit 99.1 Press Release, dated October 25, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.

October 25, 2007	By:	/s/ Peter A. Deliso

Name: Peter A. Deliso
Title: Senior Vice President, New Ventures, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement, dated September 29, 2007, between LCC International, Inc. and Melvin L. Keating
99.1	Press Release, dated October 25, 2007